EXHIBIT 99


NEWS RELEASE


                              Contact:  Layne Christensen Company
                                        Jerry W. Fanska, CFO
                                        (913) 677-6858

Mission Woods, KS - April 8, 1997 - Layne Christensen Company (NASDAQ/NMS: LAYN) announced today it has made a tender offer for all of the outstanding capital stock of Stanley Mining Services Limited ("Stanley"), a publicly traded Australian company. The all cash offer is valued at approximately A$66.7 million (US$52.0 million), or A$.95 per share for the approximately 70.2 million shares of Stanley's capital stock issued and outstanding. The consummation of the transaction is conditioned upon acceptance being received in respect of at least 90% of the issued shares in Stanley and approval of the Australian Foreign Investment Board.

Stanley is a leading international mineral exploration drilling company whose primary areas of activity are Australia and West Africa. In November 1996, Stanley announced it had purchased 51% of Glindemann & Kitching Pty Ltd. ("G&K"), the premier reverse circulation exploration drilling company in West Australia. The terms of the acquisition agreement provide for Stanley to acquire the remaining 49% of G&K on June 30, 1997. Stanley's recently published forecast for the combined entity for the fiscal year ending June 30, 1998, indicates revenues of A$82.5 million (US$64.4 million) with after tax operating profit of A$8.1 million (US$6.3 million). Layne Christensen has secured financing for the acquisition in the form of a $125 million senior secured credit facility.

Andrew B. Schmitt, President and CEO of Layne Christensen stated, "Stanley and G&K provide the resources to rapidly expand our mineral exploration business in Australia, Asia and Africa. Both companies are highly regarded in the industry for their service and technical capabilities and, most importantly, their people. We are excited about the prospects and opportunities this organization brings to Layne Christensen."

Layne Christensen Company is a provider of water well drilling, well and pump repair and maintenance, mineral exploration drilling and environmental drilling services. The Company also manufactures and markets a wide range of equipment used by drilling contractors involved in mineral exploration, mine development and pre-construction analysis.